The third quarter of 2022 was a breakthrough quarter for Proterra. We reported record quarterly revenue surpassing $96 million, representing growth of 55% compared to Q3 2021 and 29% compared to our prior record in Q2 2022. Proterra Transit deliveries rose to a new record of 60 new electric buses. Proterra Powered grew deliveries by 274% compared to Q3 2021 to 292 battery systems and has delivered battery systems for more than 1,000 vehicles over the last four quarters. And Proterra Energy had its highest delivery quarter yet with 22.5 megawatts (MW) of charging solutions, growing 765% compared to Q3 2021, with customers in both the transit bus and non-transit bus commercial vehicle segments.
There has also been significant progress over the last few months with funding and incentive programs designed to accelerate adoption of electric commercial and industrial vehicles in the United States. First, under the Bipartisan Infrastructure Law’s first year of funding for the Low or No Emissions Vehicle Program, more than $800 million was awarded in August to transit agencies across the country specifically for the purchase of zero emission transit buses and related charging/refueling infrastructure. Second, in October the U.S. Environmental Protection Agency awarded approximately $900 million to 377 school districts spanning all 50 states specifically for the purchase of electric school buses, which must be ordered by April 2023. Last but not least, the Inflation Reduction Act, which was signed into law in August 2022, not only establishes the “Commercial Clean Vehicle Credit” which provides a 10-year tax credit beginning in 2023 of up to 30% (up to $40k per vehicle) of the price of new Class 4-8 electric commercial vehicles but also provides a production tax credit for domestic battery manufacturing facilities, as well as numerous other provisions, which altogether provide unprecedented funding for commercial and industrial vehicle electrification in the United States.

PROTERRA POWERED & ENERGY
In Q3 2022, Proterra Powered & Energy delivered its fourth quarter in a row of record revenue, which grew 239% to $39.9 million, compared to $11.8 million in Q3 2021, driven by strong growth in deliveries for both Proterra Powered and Proterra Energy.

Proterra Powered delivered battery systems for 292 vehicles in Q3 2022, up 274% from 78 in Q3 2021, albeit down (16)% from 348 in Q2 2022, due to a greater mix of shipments for vehicles with larger batteries. Through September 30, 2022, Proterra Powered has delivered battery systems for more than 1,300 vehicles to our OEM partners, inclusive of prototypes and production vehicles, since our first deliveries in 2018. Battery production (including batteries produced internally for Proterra Transit) grew 51% year-over-year to 94 MWh in Q3 2022, compared to 62 MWh in Q3 2021.

In September, Proterra Powered also announced a new partnership and supply contract with REV Group’s ENC, through which we will be supplying our S-Series battery systems to ENC’s 32-, 35-, and 40- foot Axess EVO battery electric transit buses. We now have agreements to supply battery systems to five medium-duty truck, two heavy-duty truck, one school bus, one coach bus, and three transit bus OEMs, as well as one off-highway OEM.
In addition, Proterra Energy delivered 22.5 MW of charging solutions in Q3 2022, up 765% compared to 2.6 MW in Q3 2021 driven in part by 9 MW delivered to one of our largest transit bus projects to date, as well as more than 5 MW of Proterra Energy solutions delivered to non-transit bus customers. Deliveries spanned 23 different customers during Q3 2022 and included three of our megawatt-scale fleet chargers.

PROTERRA TRANSIT
Proterra Transit deliveries in Q3 2022 grew 15% compared to Q3 2021 to a new high of 60 new electric transit buses. Deliveries included both existing customers, such as Dallas Area Rapid Transit, as well as agencies that received their first Proterra Transit buses, including Miami-Dade Transit and Detroit’s SMART Bus. In addition, we delivered five pre-owned buses in the quarter. Altogether, revenue grew 12% to a record $56.4 million, compared to $50.2 million in Q3 2021.
Separately, the Federal Transit Administration (“FTA”) in August announced the first year of awards for its Low or No Emission Vehicle Program funded by the Bipartisan Infrastructure Law, with $829 million specifically dedicated to the procurement of zero emission transit buses and related charging/refueling infrastructure. In addition, the FTA announced awards for more than $550 million of funding for its Buses and Bus Facilities program, which can also be used for the procurement of electric transit buses. Altogether, we expect this transit funding of approximately $1.3 billion awarded in FY2022 alone to lead to significant growth in demand across the industry in the months ahead.

Q3 2022 FINANCIALS
In Q3 2022, total revenue grew 55% to $96.2 million, compared to $61.9 million in Q3 2021 with Proterra Powered & Energy revenue growing 239% year-over-year to $39.9 million and Proterra Transit revenue up 12% year-over-year to $56.4 million.
Gross loss in Q3 2022 was $(1.3) million, compared to gross profit of $2.7 million in Q3 2021. Gross margin in Q3 2022 was impacted by a high mix of deliveries under legacy contracts with pre-inflation pricing, as well as start-up costs associated with the construction of our new battery manufacturing facility in Greer, South Carolina, which we are calling Powered 1.
Research and development expense grew 61% year-over-year to $18.2 million in Q3 2022, compared to $11.3 million in Q3 2021, as we continue to invest in new product development and customer programs to support future growth. Selling, general and administrative expense grew 83% year-over-year to $38.6 million in Q3 2022, compared to $21.1 million in Q3 2021, largely due to investments in our employees, start-up expenses for Powered 1, higher IT expenses and stock-based compensation expense. Total operating expenses grew 75% year-over-year to $56.7 million in Q3 2022, from $32.4 million in Q3 2021, and included $4.9 million in stock-based compensation expense.
Net loss was $(65.1) million in Q3 2022, compared to net income in Q3 2021 of $36.3 million, which included a non-cash gain of $73.2 million on the revaluation of warrant and derivative liabilities as of September 30, 2021. Adjusted EBITDA* loss was $(45.6) million in Q3 2022, compared to an adjusted EBITDA loss of $(23.4) million in Q3 2021.
Capital expenditures totaled $14.3 million in Q3 2022, compared to $7.6 million in Q3 2021, largely related to the build-out of Powered 1. As of September 30, 2022, cash, cash equivalents and short-term investments totaled $408.5 million. We ended Q3 2022 with basic shares outstanding of 225.5 million, and $168.9 million in convertible debt principal outstanding.
__________________
*Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Net Income (Loss) to Adjusted EBITDA Reconciliation” below for a description of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the closest comparable GAAP measure.

OUTLOOK
We maintain our guidance for 2022 revenue in a range of $300 million to $325 million, representing anticipated growth of between 24% and 34% year-over-year. Our implied Q4 outlook reflects both fewer working days than Q3 due to the holidays and downtime for year-end inventory count, as well as continued risk and uncertainty around the supply chain.
We are trimming our guidance for 2022 capital expenditures to a range of $70 million to $80 million, as we approach completion of the first phase of our Powered 1 factory. We continue to target start of production before the end of 2022, though the contribution to Q4 deliveries should be immaterial.
We are planning to ramp production of Powered 1 in 2023 just as we expect an inflection in demand for commercial vehicle electrification as multiple funding programs go into effect. Not only will demand for electric transit and school buses be supported by the first batch of funding from the Bipartisan Infrastructure Law that was awarded over the last few months, but we expect that demand for other electric commercial vehicles and trucks also will be enhanced by the Inflation Reduction Act’s Commercial Clean Vehicle Credit of up to 30% starting in 2023. With the Covid-19 outbreak in 2020, persistent supply chain disruptions since 2021, and inflation surging in 2022, the last few years have not been easy ones, but our team has done a remarkable job executing in an unpredictable and volatile environment. We would not be in the position we are in today if it were not for the hard work and dedication of our entire team as well as the support of our customers, suppliers, and partners. We are grateful to all of them and look forward to working together for an even more successful 2023.

WEBCAST INFORMATION
Proterra will provide a live webcast of its Q3 2022 financial results conference call beginning at 2:00 p.m. PT on November 2, 2022, at the “Events and Presentations” section of our investor relations website at ir.proterra.com. This webcast will also be available for replay for approximately one year thereafter.
FORWARD-LOOKING STATEMENTS
This quarterly letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to Proterra’s potential and future performance, the current and future outlook of the North American and European electric transit bus market and the markets for other electric commercial vehicles, the impact of legislation on the market for electric vehicles, including funding awards and tax credit programs, Proterra’s guidance for fiscal 2022 (including our estimates for total revenue and capital expenditures), Proterra Powered & Energy and Proterra Transit revenue, the future impact of Proterra’s customer agreements, supply chain arrangements, growth plans including expectations for launch of our new Powered 1 factory and increased production for expected new orders, and the future impact of supply chain initiatives, and supply chain and production disruption, expectations with respect to macroeconomic impacts and demand for Proterra’s products, and expectations for 2023 performance. Forward-looking statements are predictions, projections, expectations and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this quarterly letter, including risks and uncertainties set forth in the sections entitled “Risk Factors” in Proterra’s Annual Report for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2022, and in Proterra’s quarterly reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The forward-looking statements included in this quarterly letter speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Proterra assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Proterra does not give any assurance that it will achieve its expectations.

NON-GAAP FINANCIAL MEASURES
This quarterly letter contains a presentation of Adjusted EBITDA, a supplemental non-GAAP financial measure of operating performance we use to evaluate our ongoing operations. Adjusted EBITDA is not defined under GAAP and may not be comparable to similarly titled measures used by other companies and should not be considered a substitute for other results reported in accordance with GAAP. We define Adjusted EBITDA as net income (loss), adjusted for the effects of financing, non-recurring items, depreciation on capital expenditures, and other non-cash items such as stock-based compensation, (gain) loss on valuation of derivative and warrant liabilities, gain on debt extinguishment, and other items like start-up costs for new facilities. We believe this measure is a useful financial metric for business planning purposes and to assess the operating performance from period to period by excluding certain items we believe are not representative of our core business. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing Proterra’s operating performance.
We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation and (gain) loss on valuation of derivative and warrant liabilities and provides investors with a means to compare Proterra’s financial measures with those of comparable companies, which may present similar non GAAP financial measures to investors. However, investors should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

OPERATING METRICS

	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22
Proterra Transit New Buses Delivered	53	36	33	48	48	54	52	54	40	52	60
Proterra Powered Battery Systems Delivered	4	38	32	33	26	30	78	139	287	348	292
MW Charging Infrastructure Delivered	2.6	2.4	12.3	2.5	5.4	4.6	2.6	1.9	3.3	3.0	22.5

NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Adjusted EBITDA Reconciliation:
Net income (loss)	$(65,061)	$36,321	$(156,960)	$(204,868)
Add (deduct):
Interest expense, net	7,361	6,362	21,191	44,288
Provision for income taxes	—	—	—	—
Depreciation and amortization expense	2,911	3,938	9,583	11,675
Stock-based compensation expense	5,356	3,178	16,313	11,265
Gain (loss) on valuation of derivative and warrant liabilities	—	(73,197)	—	72,913
Gain on debt extinguishment	—	—	(10,007)	—
Other items (1)	$3,837	—	$6,668	—
Adjusted EBITDA	$(45,596)	$(23,398)	$(113,212)	$(64,727)
__________________
(1)Represents the start-up costs for the Powered 1 factory at Greer, South Carolina, which is still under construction.

INVESTOR RELATIONS CONTACT:	PRESS CONTRACT:

Aaron Chew	Shane Levy
VP of Investor Relations	Communications
ir@proterra.com	pr@proterra.com

Proterra Inc
Condensed Consolidated Statements of Operations
(Unaudited) (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product revenue	$89,769	$59,907	$214,196	$167,401
Parts and other service revenue	6,454	2,034	15,172	7,048
Total revenue	96,223	61,941	229,368	174,449
Product cost of goods sold	91,408	57,034	217,743	162,513
Parts and other service cost of goods sold	6,091	2,244	15,349	7,089
Total cost of goods sold	97,499	59,278	233,092	169,602
Gross profit (loss)	(1,276)	2,663	(3,724)	4,847
Research and development	18,165	11,296	44,871	31,311
Selling, general and administrative	38,554	21,123	98,646	60,327
Total operating expenses	56,719	32,419	143,517	91,638
Loss from operations	(57,995)	(29,756)	(147,241)	(86,791)
Interest expense, net	7,361	6,362	21,191	44,288
Gain on debt extinguishment	—	—	(10,201)	—
(Gain) loss on valuation of derivative and warrant liabilities	—	(73,197)	—	72,913
Other expense (income), net	(295)	758	(1,271)	876
Income (loss) before income taxes	(65,061)	36,321	(156,960)	(204,868)
Provision for income taxes	—	—	—	—
Net income (loss)	$(65,061)	$36,321	$(156,960)	$(204,868)
Net income (loss) per share of common stock
Basic	$(0.29)	$0.17	$(0.70)	$(2.30)
Diluted	$(0.45)	$(0.42)	$(0.79)	$(2.30)
Weighted average shares used in per share computation:
Basic	225,291	212,071	223,782	89,233
Diluted	250,704	236,965	248,637	89,233

Proterra Inc
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets:
Cash and cash equivalents	$59,610	$170,039
Accounts receivable, net	102,361	81,644
Short-term investments	348,938	490,967
Inventory	164,834	114,556
Prepaid expenses and other current assets	28,731	15,300
Deferred cost of goods sold	3,578	1,816
Restricted cash, current	12,105	12,105
Total current assets	720,157	886,427
Property, plant, and equipment, net	93,656	62,246
Operating lease right-of-use assets	24,169	24,282
Restricted cash, non-current	460	460
Long-term inventory prepayment	10,000	—
Other assets	36,453	8,472
Total assets	$884,895	$981,887
Liabilities and Stockholders’ Equity:
Accounts payable	$69,938	$53,404
Accrued liabilities	25,919	20,634
Deferred revenue, current	11,815	13,821
Operating lease liabilities, current	6,354	4,084
Total current liabilities	114,026	91,943
Debt, non-current	116,995	110,999
Deferred revenue, non-current	29,692	22,585
Operating lease liabilities, non-current	18,992	20,963
Other long-term liabilities	16,695	15,245
Total liabilities	296,400	261,735
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 500,000 shares authorized and 225,532 shares issued and outstanding as of September 30, 2022 (unaudited); 500,000 shares authorized and 221,960 shares issued and outstanding as of December 31, 2021	22	22
Preferred stock, $0.0001 par value; 10,000 shares authorized and zero shares issued and outstanding as of September 30, 2022 (unaudited); 10,000 shares authorized, zero shares issued and outstanding as of December 31, 2021	—	—
Additional paid-in capital	1,605,727	1,578,943
Accumulated deficit	(1,015,185)	(858,225)
Accumulated other comprehensive loss	(2,069)	(588)
Total stockholders’ equity	588,495	720,152
Total liabilities and stockholders’ equity	$884,895	$981,887

Proterra Inc
Condensed Consolidated Statements of Cash Flows
(Unaudited) (in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(156,960)	$(204,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,583	11,675
Loss on disposal of fixed assets	169	411
Stock-based compensation	16,313	11,265
Amortization of debt discount and issuance costs	10,497	31,519
Accretion of debt end of term charge and PIK interest	5,559	6,375
Gain on debt extinguishment	(10,007)	—
Loss on valuation of derivative and warrant liabilities	—	72,913
Others	(857)	991
Changes in operating assets and liabilities:
Accounts receivable	(20,717)	(8,223)
Inventory	(49,762)	(9,622)
Prepaid expenses and other current assets	(13,508)	(5,231)
Deferred cost of goods sold	(1,761)	175
Operating lease right-of-use assets and liabilities	412	(84)
Other assets	(13,042)	(1,785)
Accounts payable and accrued liabilities	19,922	21,977
Deferred revenue, current and non-current	5,100	(673)
Other non-current liabilities	1,473	934
Net cash used in operating activities	(197,586)	(72,251)
Cash flows from investing activities:
Purchase of investments	(395,596)	(472,953)
Proceeds from maturities of investments	512,000	94,000
Purchase of property and equipment	(41,833)	(12,912)
Net cash provided by (used in) investing activities	74,571	(391,865)
Cash flows from financing activities:
Merger and PIPE financing	—	644,809
Payment of tax withholding obligations on earnout shares	—	(634)
Repayment of debt	—	(17,083)
Proceeds from (repayment of) government grants	(700)	1,323
Proceeds from exercise of stock options and warrants	8,969	5,468
Proceeds from employee stock purchase plan	1,502	—
Other financing activities	2,815	(362)
Net cash provided by financing activities	12,586	633,521
Net increase (decrease) in cash and cash equivalents, and restricted cash	(110,429)	169,405
Cash and cash equivalents, and restricted cash at the beginning of period	182,604	123,697
Cash and cash equivalents, and restricted cash at the end of period	$72,175	$293,102
Supplemental disclosures of cash flow information:
Cash paid for interest	$6,289	$4,912
Cash paid for income taxes	—	—
Non-cash investing and financing activity:
Assets acquired through accounts payable and accrued liabilities	$4,798	$1,532
Non-cash transfer of assets to inventory	515	743
Reclassification of Convertible Notes warrants liability upon exercise	—	17,696
Conversion of Convertible Notes into common stock	—	48,607
Reclassification of remaining Convertible Notes warrants liability upon the reverse recapitalization	—	69,320
Reclassification of derivative liability upon the reverse recapitalization	—	182,554
Conversion of convertible preferred stock into common stock	—	627,315